Execution Copy

AGREEMENT AND RELEASE

This Agreement and Release (this ‘‘Agreement’’ or ‘‘Release’’) is made and entered on this 17th day of February, 2006 (the ‘‘Effective Date’’), by and among Majesco Entertainment Company (‘‘Majesco’’) and Terminal Reality Inc. (‘‘TRI’’). The entities listed above as making and entering this Agreement shall hereinafter be referred to collectively as the ‘‘parties.’’

The parties hereto agree to and do enter into this Agreement for the purpose of settling all claims, controversies, and disputes between and among the parties.

In consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    RELEASE AND DISCHARGE.    For and in consideration of the promises made herein and other good and valuable consideration, TRI forever and completely releases and discharges Majesco and its past, present, and future officers, directors, stockholders, servants, representatives, partners, assigns, agents, attorneys, employees, subsidiaries, affiliates and successors and predecessors in interest (‘‘Majesco Releasees’’) of and from any and all manner of action, cause of action, suit, claim, and demand whatsoever, known or unknown, in law or equity, which TRI ever had or now has against Majesco Releasees, related or connected to, or which in any way arises out of, the design and development of the video game titled ‘‘Demonik’’ (the ‘‘Product’’), the Letter of Intent between Majesco and TRI, dated May 3, 2004, as amended, for the design and development of the Product or any other agreement relating to the Product.

2.    NO ADMISSION OF LIABILITY.    The parties to this Agreement agree that neither the execution of this Release, nor the agreement to or statement of any terms embodied herein, shall constitute an admission of wrongdoing by either party.

3.    CONSIDERATION

a.    Majesco will pay to TRI $250,000 in six monthly installments beginning on the Effective Date and due on the 17th of each month thereafter, with the first five installments in the amount of $42,000 and the final installment in the amount of $40,000.

b.    Majesco shall grant to TRI that number of shares of Majesco common Stock (the ‘‘Shares’’) equal to $125,000 divided by the Share Price (as defined below).

For purposes hereof, the ‘‘Share Price’’ shall mean the average closing price of Majesco's common stock for the 30 trading days immediately prior to the Effective Date multiplied by ..95.

c.    Majesco will file a registration statement covering the Shares within 60 days of the Effective Date. Majesco will use best efforts to cause the registration statement to become effective within 120 days of the Effective Date; provided that there shall be no penalty associated with a failure to have such registration statement effective within such time period.

d.    Majesco hereby assigns and conveys to TRI all of Majesco's rights, title and ownership in the Demonik name, characters, copyrights, moral rights, trade names, and trademarks.

4.    REPRESENTATIONS AND WARRANTIES OF TRI

a.    Investment.    TRI is acquiring the Shares for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof. TRI understands that the Shares have not been registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of TRI's investment intent as expressed herein. TRI is an ‘‘accredited investor’’ as defined in Rule 501 of Regulation D adopted under the Securities Act.

b.    Access to Information.    TRI has had adequate opportunity to ask questions of and receive answers from the Majesco and its officers concerning the terms and conditions of the receipt of the Shares. TRI has further had an opportunity to inspect and copy all material documents related to Majesco, including, but not limited to, the Majesco's certificate of incorporation and bylaws and to obtain any additional information that is necessary to verify the accuracy of the information TRI has received.

c.    Experience.    TRI has substantial experience in evaluating and investing in transactions of securities and TRI acknowledges that it is capable of evaluating the merits and risks of an investment in the TRI and has the capacity to protect its own interests. Majesco represents and warrants to the TRI that it is aware that its acceptance and receipt of the Shares hereunder involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the Shares for an indefinite period of time and to bear the economic risk of a loss of such investment.

d.    Lock-up.    TRI will not sell more than 25% of the Shares in any 30 consecutive business day period.

5.    CONFIDENTIALITY.    The parties agree that there shall be no disclosure of the specific terms or conditions of this Agreement, except: (a) as required by law or by an order of a court of competent jurisdiction, but in that case, only after providing prior written notice to the other party and their counsel to the extent possible under the circumstances; (b) to the officers, directors, employees, agents, attorneys, insurers, immediate family members, or professional financial advisors and/or accountants of the parties; and (c) as may be necessary to enforce the terms of this Agreement in a subsequent proceeding in which any party alleges breach of this Agreement.

6.    ENTIRE AGREEMENT AND SUCCESSORS IN INTEREST.    This Agreement contains the entire agreement between the parties with regard to the matters set forth herein and therein. This Agreement may be modified only by a writing signed by the Parties, and supersedes any and all proposals, agreements and understandings between the Parties as to the subject matter of this Agreement, which shall be binding upon and inure to the benefit of the successors and assigns of each of the parties.

7.    REPRESENTATION OF COMPREHENSIVENESS OF DOCUMENT.    In entering into this Agreement, each of the parties represent that they have read the terms of this Agreement, and that those terms are fully understood and voluntarily accepted by them.

8.    GOVERNING LAW.    This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey.

9.    COUNTERPARTS; FACSIMILES.    This Agreement may be executed by facsimile in separate counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

10.    EFFECTIVENESS.    By signature below, each party represents and warrants that it has the full authority to bind the person(s), entity, or entities for whom execution of this Agreement is purportedly made. If at any time after the date of execution of this Agreement, any provision of this Agreement is held to be illegal, void or unenforceable, that provision will have no force and effect. However, the illegality or unenforceability of that provision will not have any effect on, and will not impair the enforceability of, any other provision of this Agreement. However, if a court or arbitral organization of competent jurisdiction finds that any of the covenants and releases provided for by this Agreement is illegal and/or unenforceable, the Parties agree to execute new releases of like tenor that are legal and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers on the date first above written.

MAJESCO ENTERTAINMENT COMPANY	TERMINAL REALITY INC.

By: /s/ Joseph Sutton	By: /s/ Mark Randel
Name: Joseph Sutton	Name: Mark Randel
Title: Executive Vice President	Title: President
Date: February 17, 2006	Date: February 17, 2006